Exhibit 10.23

EXECUTION COPY

AMENDED AND RESTATED

BORROWER PLEDGE AND SECURITY AGREEMENT

This AMENDED AND RESTATED BORROWER PLEDGE AND SECURITY AGREEMENT, dated as of January 1, 2007 (amending, restating, consolidating and combining in their entirety each of the Existing Security Agreements (terms used herein have the meanings set forth in or incorporated by reference in Article I), and as otherwise amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by REDDY ICE CORPORATION, a Nevada corporation (the “Grantor”), in favor of CREDIT SUISSE, CAYMAN ISLANDS BRANCH (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch) (“CS”), as administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, dated as of August 15, 2003 (as amended, supplemented, amended and restated or otherwise modified on or prior to the date hereof (including pursuant to the First Amendment and Assumption Agreement, dated as of January 1, 2007 (the “First Amendment”)), the “Existing Credit Agreement”, and as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Grantor, as the Borrower, the Lenders, the Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending Inc., as the Co-Syndication Agents, and CIBC World Markets Corp., CS and Bear, Stearns & Co. Inc., as the Lead Arrangers and Joint-Book-Runners, the Lenders and the Issuers have extended Commitments to make Credit Extensions to the Grantor;

WHEREAS, prior to the date hereof (a) Reddy Ice Group, Inc. (the “Existing Borrower”) entered into the Borrower Pledge and Security Agreement, dated as of August 15, 2003 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Existing Borrower Pledge and Security Agreement”), in favor of the Administrative Agent, and (b) (i) the Grantor and (ii) each of Southern Bottled Water Company, Inc., a Nevada corporation, Cassco Ice & Cold Storage, Inc., a Virginia corporation, and Reddy Ice IP, Inc., a Nevada corporation (collectively, the “Target Subsidiaries”) entered into the Subsidiary Pledge and Security Agreement, dated as of August 15, 2003 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Existing Subsidiary Pledge and Security Agreement”, together with the Existing Borrower Pledge and Security Agreement, the “Existing Security Agreements”), in favor of the Administrative Agent; and

WHEREAS, pursuant to the First Amendment, the Grantor has requested that the Existing Security Agreements be amended, restated, consolidated and combined in their entirety to read as hereinafter set forth in this Security Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1  Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Collateral” is defined in Section 2.1.

“Collateral Account” is defined in clause (b) of Section 4.3.

“Computer Hardware and Software Collateral” means:

(a)           all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(b)           all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by the Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c)           all firmware associated therewith;

(d)           all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e)           all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts).

“Copyright Collateral” means all copyrights of the Grantor, whether statutory or common law, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of the Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Item A of Schedule V hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule V hereto.

“Credit Agreement” is defined in the first recital.

“CS” is defined in the preamble.

“Distributions” means all non-cash dividends paid on Capital Securities constituting Collateral, non-cash liquidating dividends paid on Capital Securities constituting Collateral, shares of Capital Securities constituting Collateral resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other non-cash distributions (whether similar or dissimilar to the foregoing) on or with respect to any Capital Securities constituting Collateral, but excluding Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Capital Securities constituting Collateral that are not a liquidating dividend.

“Existing Borrower” is defined in the second recital.

“Existing Borrower Pledge and Security Agreement” is defined in the second recital.

“Existing Credit Agreement” is defined in the first recital.

“Existing Subsidiary Pledge and Security Agreement” is defined in the second recital.

“Existing Security Agreements” is defined in the second recital.

“First Amendment” is defined in the first recital.

“Grantor” is defined in the preamble.

“Inchoate Liens” means Liens of the type set forth in clauses (f), (g), (h), (j) and (k) of Section 7.2.3 of the Credit Agreement.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Patent Collateral” means:

(a)           all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing and each patent and patent application referred to in Item A of Schedule III hereto;

(b)           all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a); and

(c)           all patent licenses, and other agreements providing the Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, including each patent license referred to in Item B of Schedule III hereto.

“Receivables” is defined in clause (c) of Section 2.1.

“Related Contracts” is defined in clause (c) of Section 2.1.

“Securities Act” is defined in clause (a) of Section 6.2.

“Security Agreement” is defined in the preamble.

“Target Subsidiaries” is defined in the second recital.

“Trademark Collateral” means:

(a)           (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired including those referred to in Item A of Schedule IV hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”);

(b)           all Trademark licenses for the grant by or to the Grantor of any right to use any Trademark, including each Trademark license referred to in Item B of Schedule IV hereto;

(c)           all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b); and

(d)           the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b).

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of the Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in Schedule VI hereto.

SECTION 1.2  Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3  UCC Definitions.  Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement (whether or not capitalized herein), including its preamble and recitals, with such meanings.

ARTICLE II
SECURITY INTEREST

SECTION 2.1  Grant of Security Interest.  The Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, and hereby reconfirms its grant to the Administrative Agent for its benefit and the ratable benefit of each other Secured Party of, a continuing security interest in all of the Grantor’s following property, whether tangible or intangible, whether now or hereafter existing, owned or acquired by the Grantor, and wherever located (collectively, the “Collateral”):

(a)           (i) all investment property in which the Grantor has an interest (including the Capital Securities of each issuer of such Capital Securities described in Schedule I hereto) and (ii) all other Capital Securities which are interests in limited liability companies or partnerships in which the Grantor has an interest (including the Capital Securities of each issuer of such Capital Securities described in Schedule I hereto), in each case together with Dividends and Distributions payable in respect of the Collateral described in the foregoing clauses (a)(i) and (a)(ii);

(b)           all goods, including all equipment and inventory in all of its forms;

(c)           all accounts, contracts, contract rights, chattel paper, documents, instruments, promissory notes and general intangibles (including tax refunds and all payment intangibles), whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such accounts, contracts, contract rights, chattel paper, documents, instruments, promissory notes, general intangibles and payment intangibles (all of the foregoing collectively referred to as the “Receivables”, and any and all such security agreements, guaranties, leases and other contracts collectively referred to as the “Related Contracts”);

(d)           all Intellectual Property Collateral;

(e)           all deposit accounts;

(f)            all letter of credit rights;

(g)           all commercial tort claims in which the Grantor has rights (including as a plaintiff);

(h)           the Collateral Account, all cash, checks, drafts, notes, bills of exchange, money orders, other like instruments and all investment property held in the Collateral Account (or in any sub-account thereof) and all interest and earnings in respect thereof;

(i)            all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section;

(j)            all other property and rights of every kind and description and interests therein; and

(k)           all products, offspring, rents, issues, profits, returns, income, supporting obligations and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a) through (j), and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).

Notwithstanding the foregoing, “Collateral” shall not include (i) the Grantor’s real property interests, (ii) any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, or (B) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder, (iii) investment property consisting of Capital Securities of an issuer that is a Foreign Subsidiary (other than a Foreign Subsidiary that (i) is treated as a partnership under the Code or (ii) is not treated as an entity that is separate from (A) such Grantor; (B) any Person that is treated as a partnership under the Code or (C) any “United States person” (as defined in Section 7701(a)(30) of the Code)) of such Grantor, in excess of 65% of the total combined voting power of all Capital Securities of each such Foreign Subsidiary, (iv) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset, or (v) any asset subject to a Lien permitted by Section 7.2.3 of the Credit Agreement (other than Liens in favor of the Administrative Agent) to the extent that the grant of other Liens on such asset (A) would result in a breach or violation of, or constitute a default under, the agreement or instrument governing such permitted Lien, (B) would result in the loss of use of such asset or (C) would permit the holder of such permitted Lien to terminate the Grantor’s use of such asset.

SECTION 2.2  Security for Obligations.  This Security Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Grantor secure the payment of all Obligations now or hereafter existing.

SECTION 2.3  Grantor Remains Liable.  Anything herein to the contrary notwithstanding

(a)           the Grantor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;

(b)           the exercise by the Administrative Agent of any of its rights hereunder will not release the Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

(c)           no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of the security interests granted by this Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.4  Security Interest Absolute, etc.  This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date or until otherwise released in accordance with Section 7.5.  All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of the Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a)           any lack of validity, legality or enforceability of any Loan Document;

(b)           the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other Guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor (including any other Guarantor) of, or collateral securing, any Obligations;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d)           any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e)           any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

(f)            any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor (including the Grantor) of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

(g)           any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder, and to induce Secured Parties to enter into Rate Protection Agreements, the Grantor represents and warrants to each Secured Party as set forth below.

SECTION 3.1  As to Capital Securities of Subsidiaries.  With respect to any Subsidiary of the Grantor that is

(a)           a corporation, business trust, joint stock company or similar Person, all Capital Securities issued by such Subsidiary are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate; and

(b)           a partnership or limited liability company, no Capital Securities issued by such Subsidiary (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Capital Securities are a security governed by Article 8 of the UCC or (iii) are held in a securities account.

The percentage of the issued and outstanding Capital Securities of each Subsidiary pledged by the Grantor hereunder is as set forth on Schedule I hereto.

SECTION 3.2  Grantor Name, Location, etc.  The jurisdiction in which the Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A of Schedule II hereto. Set forth in Item B of Schedule II is each location a secured party would have filed a UCC financing statement in the last five years prior to the date hereof to perfect a security interest in equipment, inventory and general intangibles owned by the Grantor.  The Grantor does not have any trade names other than those set forth in Item C of Schedule II hereto.  During the four months preceding the date hereof, the Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has the Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item D of Schedule II hereto.  The name set forth on the signature page is the true and correct name of the Grantor.  The Grantor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, the Grantor has not had a federal taxpayer identification number different from that) set forth in Item E of Schedule II hereto.  The Grantor is not a party to any material federal, state or local government contract except as set forth in Item F of Schedule II hereto.  The Grantor does not maintain any deposit accounts with any Person except as set forth in Item G of Schedule II hereto.

SECTION 3.3  Ownership, No Liens, etc.  The Grantor owns its Collateral free and clear of any Lien, except for (a) Liens created by this Security Agreement, (b) Inchoate Liens and, (c) in the case of Collateral other than the Capital Securities of each Subsidiary pledged hereunder, Liens permitted by Section 7.2.3 of the Credit Agreement.  No effective financing statement or other filing similar in effect covering any Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement or those filed in connection with Liens permitted by Section 7.2.3 of the Credit Agreement or as to which a duly executed termination statement relating to such financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date.

SECTION 3.4  Possession of Inventory, etc.  Except with respect to the Grantor’s automated ice production and packaging system known under the Trademark “THE ICE FACTORY”, the Grantor’s ice merchandisers located at certain of the Grantor’s customer locations and the Grantor’s ice product inventory located at certain third party warehouses, the Grantor agrees that it will maintain exclusive possession of its goods, instruments, promissory notes and inventory, other than (a) inventory in transit in the ordinary course of business, (b) inventory which is in the possession or control of a warehouseman, bailee agent or other Person (other than a Person controlled by or under common control with the Grantor) that has been notified of the security interest created in favor of the Secured Parties pursuant to this Security Agreement, and has agreed to hold such inventory subject to the Secured Parties’ Lien and waive any Lien held by it against such inventory, and (c) instruments or promissory notes that have been delivered to the Administrative Agent pursuant to Section 3.5.

SECTION 3.5  Negotiable Documents, Instruments and Chattel Paper.  The Grantor has delivered to the Administrative Agent possession of all originals of all negotiable documents, instruments, promissory notes and chattel paper owned or held by the Grantor on the Closing Date with a value in excess of $500,000.

SECTION 3.6  Intellectual Property Collateral.  With respect to any Intellectual Property Collateral the loss, impairment or infringement of which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (contingent or otherwise) or properties of the Obligors taken as a whole:

(a)           such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;

(b)           such Intellectual Property Collateral is valid and enforceable;

(c)           the Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of all of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and (subject to the terms of the Credit Agreement) in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and (subject to the terms of the Credit Agreement) in corresponding offices throughout the world;

(d)           the Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral and no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party; and

(e)           the Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every such item of Intellectual Property Collateral in full force and effect.

Except as would not have a Material Adverse Effect, the Grantor owns directly or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of the Grantor’s business.

SECTION 3.7  Validity, etc.  This Security Agreement creates a valid security interest in the Collateral securing the payment of the Obligations.  The Grantor has filed or caused to be filed all Filing Statements in the appropriate offices therefor (or has authenticated and delivered to the Administrative Agent Filing Statements suitable for filing in such offices) and has taken all of the actions necessary to create perfected and (in the case of Collateral consisting of the Capital Securities of each Subsidiary pledged hereunder, subject to Inchoate Liens, and in the case of all other Collateral, subject to Section 7.2.3 of the Credit Agreement) first-priority security interests in the applicable Collateral (other than (i) Deposit Accounts, (ii) cash and (iii) negotiable documents, instruments, promissory notes and chattel paper with a value of less than $500,000).

SECTION 3.8  Authorization, Approval, etc.  Except as have been, or on the Effective Date will be, obtained or made and are, or on the Effective Date will be, in full force and effect and except (i) with respect to any securities issued by a Subsidiary of the Grantor, as may be required in connection with a disposition of such securities by laws affecting the offering and sale of securities generally and (ii) any “change of control” or similar filings required by any Governmental Authority, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required either

(a)           for the grant by the Grantor of the security interest granted hereby, the pledge by the Grantor of any Collateral pursuant hereto or for the execution, delivery and performance of this Security Agreement by the Grantor;

(b)           for the perfection of the Administrative Agent of its rights hereunder (other than with respect to filings for the perfection of security interests that will not be made on the Closing Date but delivered to the Administrative Agent for filing on the Closing Date); or

(c)           for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement.

ARTICLE IV
COVENANTS

The Grantor covenants and agrees that, until the Termination Date, the Grantor will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1  As to Investment Property, etc.

SECTION 4.1.1.  Capital Securities of Subsidiaries.  The Grantor will not allow any of its Subsidiaries that is

(a)           a corporation, business trust, joint stock company or similar Person, to issue uncertificated securities; and

(b)           a partnership or limited liability company, to (i) issue Capital Securities that are to be dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide in its Organic Documents that its Capital Securities are securities governed by Article 8 of the UCC, or (iii) place such Subsidiary’s Capital Securities in a securities account; provided that such Grantor may allow any Subsidiaries to take any of the actions set forth in clauses (i), (ii) or (iii) so long as the Administrative Agent has received evidence satisfactory to it that it has a perfected, first-priority security interest in such Capital Securities (subject to Inchoate Liens).

SECTION 4.1.2.  Investment Property (other than Certificated Securities).  With respect to any investment property (other than certificated securities) owned by the Grantor, the Grantor will cause a Control Agreement relating to such investment property to be executed and delivered by the Grantor and the applicable financial intermediary in favor of the Administrative Agent.

SECTION 4.1.3.  Stock Powers, etc.  The Grantor agrees that all certificated securities delivered by the Grantor pursuant to this Security Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

SECTION 4.1.4.  Continuous Pledge.  The Grantor will (subject to the terms of the Credit Agreement) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority (subject to Section 7.2.3 of the Credit Agreement), perfected basis all investment property constituting Collateral, all payment intangibles to the extent they are evidenced by a document, instrument, promissory note or chattel paper and, following an Event of Default, all interest and principal with respect to such payment intangibles, all Dividends and Distributions with respect to investment property constituting Collateral, and all proceeds and rights from time to time received by or distributable to the Grantor in respect of any of the foregoing Collateral.  The Grantor agrees that it will, promptly following receipt thereof, deliver to the Administrative Agent possession of all originals of negotiable documents, instruments, promissory notes and chattel paper with a value in excess of $500,000 that it acquires following the Closing Date.

SECTION 4.1.5.  Voting Rights; Dividends, etc.  The Grantor agrees:

(a)           promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Dividends and Distributions with respect to investment property, all interest, principal, other cash payments on payment intangibles, and all proceeds of the Collateral, in each case thereafter received by the Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(b)           with respect to Collateral consisting of general partner interests or limited liability company interests, to use commercially reasonable efforts to permit modifications to the respective Organic Documents to admit the Administrative Agent as a general partner or member, respectively, immediately upon the occurrence and during the continuance of an Event of Default and so long as the Administrative Agent has notified the Grantor of the Administrative Agent’s intention to exercise its voting power under this clause,

(i)            that the Administrative Agent may exercise (to the exclusion of the Grantor) the voting power and all other incidental rights of ownership with respect to any investment property constituting Collateral and the Grantor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote such investment property; and

(ii)           to promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Dividends, Distributions, interest, principal, cash payments, payment intangibles and proceeds which may at any time and from time to time be held by the Grantor but which the Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by the Grantor separate and apart from its other property in trust for the Administrative Agent.  The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b), the Grantor will have the exclusive voting power with respect to any investment property constituting Collateral and the Administrative Agent will, upon the written request of the Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Grantor which are necessary to allow the Grantor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Grantor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document.

SECTION 4.2  Change of Name, etc. The Grantor will not change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) to the Administrative Agent.  If the Grantor is organized outside of the United States, it will not change its “location” as determined in accordance with Sections 9-301 and 9-307 of the UCC and as set forth in Item A of Schedule II hereto except upon 30 days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) to the Administrative Agent.

SECTION 4.3  As to Receivables.

(a)           The Grantor shall have the right to collect all Receivables so long as no Event of Default shall have occurred and be continuing.

(b)           Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of written notice by the Administrative Agent to the Grantor, all proceeds of Collateral received by the Grantor shall be delivered in kind to the Administrative Agent for deposit to a deposit account (the “Collateral Account”) of the Grantor maintained with the Administrative Agent, and the Grantor shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such proceeds in express trust for the  benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c)           Following the delivery of notice pursuant to clause (b)(ii) of this Section, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Obligations which are due and payable.

(d)           With respect to the Collateral Account, it is hereby confirmed and agreed that (i) deposits in each Collateral Account are subject to a security interest as contemplated hereby, (ii) each such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

SECTION 4.4  As to Collateral.

(a)           Subject to clause (b) of this Section, the Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the inventory normally held by the Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by the Grantor for such purpose, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may reasonably request following the occurrence of an Event of Default or, in the absence of such request, as the Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral.

(b)           At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) revoke any or all of the rights of the Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii)

enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c)           Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d)           At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.

SECTION 4.5  As to Intellectual Property Collateral.  The Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the condition (financial or otherwise), business, operations, assets, liabilities (contingent or otherwise) or properties of the Obligors taken as a whole:

(a)           the Grantor will not (i) do or fail to perform any act whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral, (E) use any of the Trademark Collateral registered with any federal, state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made or (F) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), the Grantor shall either (x) reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to the Grantor, or (y) have a valid business purpose to do otherwise;

(b)           the Grantor shall promptly notify the Administrative Agent if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding the Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c)           the Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement) any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b)); and

(d)           on the Closing Date (and thereafter upon the request of the Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, such request shall be made no more than once in any period of 12 consecutive months) the Grantor will promptly execute and deliver to the Administrative Agent (as applicable) a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement, as the case may be, in the forms of Exhibit A, Exhibit B and Exhibit C hereto following its obtaining an interest in any such Intellectual Property, and shall execute and deliver to the Administrative Agent any other document required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless the Grantor shall determine in good faith (with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) that any Intellectual Property Collateral is of negligible economic value to the Grantor.

SECTION 4.6  Further Assurances, etc.  The Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, the Grantor will

(a)           from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence and during the continuance of any Event of Default promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent; if any Collateral shall be evidenced by an instrument, negotiable document, promissory note or chattel paper with a value in excess of $500,000, deliver and pledge to the Administrative Agent hereunder such instrument, negotiable document, promissory note or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent;

(b)           file (or cause to be filed) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

(c)           deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority (subject to Section 7.2.3 of the Credit Agreement), perfected basis, at the reasonable request of the Administrative Agent, all investment property constituting Collateral, all Distributions with respect thereto, and after an Event of Default, all Dividends and all interest and principal with respect to promissory notes, and all proceeds and rights from time to time received by or distributable to the Grantor in respect of any of the foregoing Collateral;

(d)           furnish to the Administrative Agent, from time to time at the Administrative Agent’s request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail;

(e)           do all things reasonably requested by the Administrative Agent in order to enable the Administrative Agent to have control (as such term is defined in Article 8 and Article 9 of any applicable Uniform Commercial Code relevant to the creation, perfection or priority of Collateral consisting of deposit accounts, accounts and letter of credit rights) over any Collateral; and

(f)            notify the Administrative Agent if the Grantor reasonably believes it is entitled to recover a commercial tort claim the value of which is in excess of $1,000,000  and the Grantor take all such action reasonably requested by the Administrative Agent to grant to the Administrative Agent and perfect a security interest in such commercial tort claim.

With respect to the foregoing and the grant of the security interest hereunder, the Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.  The Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

ARTICLE V
THE ADMINISTRATIVE AGENT

SECTION 5.1  Administrative Agent Appointed Attorney-in-Fact.  The Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

(a)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)           to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c)           to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and

(d)           to perform the affirmative obligations of the Grantor hereunder.

The Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

SECTION 5.2  Administrative Agent May Perform.  If the Grantor fails to perform any agreement contained herein, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Grantor pursuant to Section 4.7 of the Credit Agreement.

SECTION 5.3  Administrative Agent Has No Duty.  The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for

(a)           ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any investment property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

(b)           taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4  Reasonable Care.  The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as the Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI
REMEDIES

SECTION 6.1  Certain Remedies.  If any Event of Default shall have occurred and be continuing:

(a)           The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may

(i)            require the Grantor to, and the Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to both parties, and

(ii)           without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.  The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 4.7 of the Credit Agreement.

(c)           The Administrative Agent may

(i)            transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder,

(ii)           notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

(iii)          enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv)          endorse any checks, drafts, or other writings in the Grantor’s name to allow collection of the Collateral,

(v)           take control of any proceeds of the Collateral, and

(vi)          execute (in the name, place and stead of the Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2  Securities Laws.  If the Administrative Agent shall determine to exercise its right to sell all or any of the Capital Securities that are Collateral pursuant to Section 6.1, the Grantor agrees that, upon request of the Administrative Agent, the Grantor will, at its own expense, use commercially reasonable efforts to:

(a)           execute and deliver, and cause (or, with respect to any issuer which is not a Subsidiary of the Grantor, use its best efforts to cause) each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register the sale of such Capital Securities under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

(b)           use commercially reasonable efforts to qualify such Capital Securities for sale under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Capital Securities, as requested by the Administrative Agent;

(c)           cause (or, with respect to any issuer which is not a Subsidiary of the Grantor, use its best efforts to cause) each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

(d)           do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

SECTION 6.3  Compliance with Restrictions.  The Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to (i) avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or (ii) obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to the Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.4  Protection of Collateral.  The Administrative Agent may from time to time, at its option, perform any act which the Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

ARTICLE VII
MISCELLANEOUS PROVISIONS

SECTION 7.1  Loan Document.  This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

SECTION 7.2  Binding on Successors, Transferees and Assigns; Assignment.  This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns.

SECTION 7.3  Amendments, etc.  No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by the Grantor from its obligations under this

Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and the Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4  Notices.  All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party.  Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or other communication, if transmitted by facsimile, shall be deemed given when transmitted and electronically confirmed.

SECTION 7.5  Release of Liens.  Upon (a) the Disposition of Collateral not in contravention of the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)).  Upon any such Disposition or termination, the Administrative Agent will, at the Grantor’s sole expense, deliver to the Grantor, without any representations, warranties or recourse of any kind whatsoever, (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)) held by the Administrative Agent hereunder, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

SECTION 7.6  No Waiver; Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.7  Headings.  The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.8  Severability.  Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.9  Governing Law, Entire Agreement, etc.  THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR

REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  This Security Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 7.10  Counterparts.  This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.11  Foreign Pledge Agreements.  Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Administrative Agent for its benefit and the ratable benefit of the other Secured Parties, the Grantor and the Administrative Agent hereby agree that the terms and provisions of this Security Agreement in respect of any Collateral subject to the pledge or other Lien of a Foreign Pledge Agreement are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Administrative Agent and the other Secured Parties under such Foreign Pledge Agreement and under applicable law to the extent consistent with applicable law; provided that in the event that the terms of this Security Agreement conflict or are inconsistent with the applicable Foreign Pledge Agreement or applicable law governing such Foreign Pledge Agreement, (i) to the extent that the provisions of such Foreign Pledge Agreement or applicable foreign law are, under applicable foreign law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such Foreign Pledge Agreement, the terms of such Foreign Pledge Agreement or such applicable law shall be controlling and (ii) otherwise, the terms hereof shall be controlling.

SECTION 7.12  Effect of Amendment and Restatement of the Existing Security Agreements.  On the date of the effectiveness of this Security Agreement, each Existing Security Agreement shall be amended, restated, consolidated and combined in its entirety to read as set forth in this Security Agreement.  The Grantor enters into this Security Agreement as an existing grantor under the Existing Subsidiary Pledge and Security Agreement, as a successor in interest to each of the Target Subsidiaries under the Existing Subsidiary Pledge and Security Agreement and as a successor in interest to the Existing Borrower under the Existing Borrower Pledge and Security Agreement.  The parties hereto acknowledge and agree that the Liens and security interests as granted under the Existing Security Agreements securing payment of the “Obligations” (as defined in the Existing Credit Agreement) are in all respects continuing and in full force and effect (as assigned to the Administrative Agent for the benefit of the Secured Parties pursuant to this Security Agreement) and shall hereafter be governed by this Security Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

REDDY ICE CORPORATION

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH,
as Administrative Agent

By:	/s/ Rianka Mohan
	Name:	Rianka Mohan
	Title:	Vice President

By:	/s/ Denise L. Alvarez
	Name:	Denise L. Alvarez
	Title:	Associate